Exhibit 99.1

1111 South Arroyo Parkway 7084
P.O. Box 7084	Press Release
Pasadena, California 91105-7084 U.S.A.
1.626.578.3500 Fax 1.626.578.6916

FOR IMMEDIATE RELEASE	April 21, 2008

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Record Earnings

and Backlog for the Second Quarter of Fiscal 2008

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the second quarter of fiscal 2008 ended March 31, 2008.

Second Quarter Fiscal 2008 Highlights:

•	Diluted EPS for the second quarter grew to $0.80, a 45.5% increase over the corresponding quarter last year

•	Diluted EPS for the six months ended March 31, 2008 grew to $1.59, a 50.0% increase over the corresponding period last year

•	Net earnings for the second quarter rose to $99.3 million, a 47.7% increase over the corresponding quarter last year

•	Net earnings for the six months ended March 31, 2008 rose to $197.7 million, a 53.9% increase over the corresponding period last year

•	Backlog increased $5.5 billion, or 51.5%, from March 31, 2007 to $16.2 billion

Jacobs reported today record net earnings of $99.3 million, or $0.80 per diluted share, on revenues of $2.7 billion for its second quarter of fiscal 2008 ended March 31, 2008. This compares to net earnings of $67.2 million, or $0.55 per diluted share, on revenues of $2.1 billion for the same period last year.

For the six months ended March 31, 2008, Jacobs reported net earnings of $197.7 million, or $1.59 per diluted share, on revenues of $5.1 billion. This compares to net earnings of $128.5 million, or $1.06 per diluted share, on revenues of $4.1 billion for the same period in fiscal 2007.

Included in the Company’s results of operations for the six months ended March 31, 2008 is an after-tax gain of $5.4 million, or $0.04 per diluted share, from the sale of its interest in a company that provides specialized operations and maintenance services, such as snow removal and pavement repair, for highways and associated facilities.

Jacobs also announced backlog totaling $16.2 billion at March 31, 2008, including a technical professional services component of $7.6 billion. This compares to total backlog and technical professional services backlog of $10.7 billion and $5.8 billion, respectively, at March 31, 2007.

Commenting on the results for the second quarter, Jacobs President and CEO Craig L. Martin stated, “We continue to be pleased with our results, both in terms of earnings and backlog growth. Our markets are strong as well, so our outlook remains positive.”

Also commenting on the results for the second quarter and on the Company’s earnings outlook for the remainder of fiscal 2008, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Reflecting another strong quarter, we are increasing our earnings per share guidance for fiscal 2008 to a range of $3.00 to $3.30 inclusive of the one-time gain in the first quarter.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, April 22, 2008, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through April 29, 2008. The dial-in number for the audio replay is 888.286.8010 and for international callers the dial-in number is 617.801.6888 (confirmation code 25067937).

Jacobs, with over 54,000 employees and revenues exceeding $9.0 billion, provides technical, professional, and construction services globally.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2007 Form 10-K, and in particular the discussions contained under Item 1 –Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended March 31		Six Months Ended March 31
	2008	2007	2008	2007
Revenues	$2,664,794	$2,091,704	$5,136,611	$4,110,212
Costs and Expenses:
Direct costs of contracts	(2,230,200)	(1,800,880)	(4,314,047)	(3,547,938)
Selling, general, and administrative expenses	(280,442)	(188,335)	(527,156)	(365,411)

Operating Profit	154,152	102,489	295,408	196,863
Other (Expense) Income:
Interest income	3,298	5,285	7,878	9,533
Interest expense	(569)	(1,954)	(1,870)	(3,548)
Miscellaneous (expense) income, net	(1,707)	(779)	7,463	(2,084)

Total other income, net	1,022	2,552	13,471	3,901

Earnings Before Taxes	155,174	105,041	308,879	200,764
Income Tax Expense	(55,862)	(37,815)	(111,197)	(72,276)

Net Earnings	$99,312	$67,226	$197,682	$128,488

Earnings Per Share (“EPS”):
Basic	$0.82	$0.57	$1.64	$1.09
Diluted	$0.80	$0.55	$1.59	$1.06

Weighted Average Shares Used to Calculate EPS:
Basic	120,955	118,129	120,520	117,891
Diluted	124,280	121,805	124,149	121,580

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Other Operational Information (in thousands):

	Three Months Ended March 31		Six Months Ended March 31
	2008	2007	2008	2007
Revenues by Major Component:
Technical professional services	$1,478,325	$1,100,678	$2,804,354	$2,057,360
Field services	1,186,469	991,026	2,332,257	2,052,852

Total	$2,664,794	$2,091,704	$5,136,611	$4,110,212

Depreciation (pre-tax)	$14,987	$12,454	$29,337	$23,339

Capital Expenditures	$25,516	$19,554	$43,862	$34,544

Selected Balance Sheet and Backlog Information (in thousands):

	At March 31
	2008	2007
Balance Sheet Information:
Cash and cash equivalents	$392,512	$480,877
Working capital	995,496	878,884
Total debt	33,057	69,650
Stockholders’ equity	2,109,047	1,579,264

Backlog Information:
Technical professional services	$7,562,000	$5,835,100
Field services	8,668,500	4,877,100

Total	$16,230,500	$10,712,200

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